Exhibit 10.1

IMAGE OMITTED

Credit Agreement

dated as of February 28, 2014,

among

Reliv’ International, Inc.,

Reliv’, Inc.,

Reliv’ World Corporation, and

SL Technology, Inc., as Borrowers

and

BMO Harris Bank N.A.

SECTION 1.    Table of Contents

2

3

4

CREDIT AGREEMENT

This Credit Agreement is entered into as of February 28, 2014, by and among Reliv’ International, Inc., a Delaware corporation, Reliv’, Inc., an Illinois corporation, Reliv’ World corporation, an Illinois corporation, and SL Technologies, Inc., a Missouri corporation (each a “Borrower” and collectively, “Borrowers”), and BMO Harris Bank N.A., a national banking association (“Bank”). All capitalized terms used herein without definition shall have the meanings ascribed thereto in Section 1.1.

PRELIMINARY STATEMENT

Borrowers have requested, and Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1 Definitions. The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Application” is defined in Section 2.3(b).

“Authorized Representative” means those persons shown on the list of officers provided by Borrowers pursuant to Section 4.2 or on any update of any such list provided by any Borrower to Bank, or any further or different officers of any Borrower so named by any Authorized Representative of such Borrower in a written notice to Bank.

“Bank” is defined in the introductory paragraph of this Agreement.

“Borrower” is defined in the introductory paragraph of this Agreement and “Borrowers” shall mean all of them.

“Borrowing” means the total of Loans of a single type advanced by Bank under a Credit on a single date. A Borrowing is “advanced” on the day Bank advances funds comprising such Borrowing to Borrowers, as determined pursuant to Section 2.6.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

2

“Change of Control” means any of (a) Reliv’ International, Inc. ceases to own, legally and beneficially, 100% of the equity interests of each of Reliv’, Inc., Reliv’ World Corporation and SL Technology, Inc., (b) Reliv’ International, Inc. fails to have the right to appoint a majority of the board of directors (or similar governing body) of Reliv’, Inc. or Reliv’ World Corporation, (c) the failure of individuals who are members of the board of directors (or similar governing body) of Reliv’ International, Inc. on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of Reliv’ International, Inc., (d) or the failure of Robert Montgomery to own legally or beneficially, 20% of the equity interest of Reliv International, Inc., (e) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of any Borrower or any Subsidiary of any Borrower shall occur. Notwithstanding the foregoing, Change of Control shall not mean the transfer of ownership for the sole purpose of estate planning purposes.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.2 shall be satisfied or waived in a manner acceptable to Bank in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to Bank, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 8.4(b).

“Collateral Documents” means the Mortgages, the Security Agreement, the Pledge Agreement, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations or any part thereof.

“Commitments” means the Revolving Credit Commitment and the Term Loan Commitments.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any or all Borrowers, are treated as a single employer under Section 414 of the Code.

“Credit” means any of the Revolving Credit or the Term Credit.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

3

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 7.4(a), 7.4(b), or 7.4(c).

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, and (c) depreciation of fixed assets and amortization of intangible assets for such period.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 8.1.

4

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Fixed Charges” means, with reference to any period, the sum of (a) all payments of principal made or to be made during such period with respect to Indebtedness for Borrowed Money of each Borrower (excluding prepayments of the Term Loan), (b) Interest Expense for such period and (c) unfinanced payments of principal made during such period with respect to the Technology Licensing Agreement and excluding any payments of principal made or scheduled to be made in respect of the Technology Licensing Agreement during the year 2013, provided that, Fixed Charges shall not include any principal, interest or other payment made in repayment of the seller’s financing of approximately $223,645 of the purchase price pertaining to that certain acquisition by Reliv International, Inc. of a distributorship on or about August 2009.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) the Swap Termination Value under any Swap Contract; provided that, this definition shall exclude obligations of each Borrower or any Subsidiary arising out of insurance premium finance agreements entered into with financial institutions in connection with bona fide insurance premium financing activities in the ordinary course of business.

5

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of each Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“Letter of Credit” is defined in Section 2.3(a).

“LIBOR Rate” means the one-month London Interbank Offered Rate (LIBOR) as reported on Bloomberg Financial Market’s terminal screen entitled “Official BBA LIBOR Fixings” as reported on the first (1st) Business Day of each month unless such rate is no longer available or published, in which case such rate shall be at a comparable index rate selected by Lender with notice to Borrowers. Bank shall determine the interest rate applicable to the Loans based on the foregoing, and its determination thereof shall be conclusive and binding except in the case of manifest error. The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Borrower may contract to pay under applicable law.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Term Loan.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of any Borrower or of any Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Borrower or any Subsidiary of any Loan Document or the rights and remedies of Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

6

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Premises” means the real property of Reliv’ International, Inc. commonly known as 112 & 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri, and all buildings and improvements thereon, and all rents, issues, and profits therefrom.

“Mortgages” means, collectively, each Mortgage and Security Agreement with Assignment of Rents and each Deed of Trust and Security Agreement with Assignment of Rents between any Borrower or the relevant Subsidiary and Bank relating to the Mortgaged Premises, and any other mortgages or deeds of trust delivered to Bank pursuant to Section 6.12(c), as the same may be amended, modified, supplemented or restated from time to time.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

“Net Income” means, with reference to any period, the net income (or net loss) of Borrowers and their Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, any Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which any Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to such Borrower or any of its Subsidiaries during such period.

“Note” and “Notes” each is defined in Section 2.10(c).

“Obligations” means all obligations of each Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of each Borrower or any of their Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

7

“OFAC Event” means the event specified in Section 6.9.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” means that certain Patent, Trademark and License Security Agreement dated the date of this Agreement between SL Technology, Inc. and Bank, as the same may be amended, modified, supplemented or restated from time to time and that certain Patent, Trademark and License Security Agreement dated the date of this Agreement between Reliv’ International, Inc. and Bank, as the same may be amended, modified, supplemented or restated from time to time.

“Premises” means the real property owned or leased by any Borrower or any Subsidiary of such Borrower, including the real property and improvements thereon owned by such Borrower or any Subsidiary of such Borrower subject to the Lien of the Mortgages or any other Collateral Documents.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

8

“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to any Borrower or any Subsidiary of such Borrower, evidenced by accounts, instruments, chattel paper, or general intangibles.

“Reimbursement Obligation” means the obligation of any Borrower to reimburse Bank for all drawings under a Letter of Credit.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Revolving Credit” means the credit facility for making Revolving Loans described in Sections 2.2, and 2.3.

“Revolving Credit Adjusted LIBOR Rate” shall mean the LIBOR Rate plus the Revolving Loan Margin.

“Revolving Credit Commitment” means the obligation of Bank to make Revolving Loans in an aggregate principal or face amount at any one time outstanding not to exceed $5,000,000.00.

“Revolving Credit Termination Date” means July 1, 2016, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 2.13, 8.2 or 8.3.

“Revolving Loan” is defined in Section 2.2.

“Revolving Loan Margin” shall mean One and 85/100 Percent (1.85%).

“Revolving Note” is defined in Section 2.10(c).

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.

“Security Agreement” means that certain Security Agreement dated the date of this Agreement between each Borrower and Bank, as the same may be amended, modified, supplemented or restated from time to time.

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by Bank and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance satisfactory to Bank.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of any Borrower or of any of its direct or indirect Subsidiaries.

9

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any Swap Contract, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and a termination value determined in accordance therewith, such termination value and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include Bank or any affiliate of Bank).

“Tangible Net Worth” means, for any Person and at any time the same is to be determined, total shareholder’s equity (including capital stock, additional paid in capital, and retained earnings after deducting treasury stock; but, shall not include goodwill and/or other intangibles) which would appear on the balance sheet of such Person in accordance with GAAP.

“Technology Licensing Agreement” means, that certain Technology License Agreement dated as of July 23, 2013, by and between SL Technology, Inc., a Missouri corporation and Soy Labs, LLC, a Missouri limited liability company.

“Term Credit” means the credit facility for the Term Loans described in Section 2.1(a).

“Term Loan” is defined in Section 2.1(a).

“Term Loan Adjusted LIBOR Rate” shall mean the LIBOR Rate plus the Term Loan Margin.

“Term Loan Commitment” means the obligation of Bank to make the Term Loan on the Closing Date in the principal amount not to exceed $3,481,961.16.

“Term Loan Margin” shall mean Two Percent (2.0%).

“Term Note” is defined in Section 2.10(c).

10

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Revolving Credit Commitment” means, at any time, the difference between the Revolving Credit Commitment then in effect and the aggregate outstanding principal amount of Revolving Loans.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by any Borrower and/or one or more Wholly Owned Subsidiaries within the meaning of this definition.

Section 1.2 Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 1.3 Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrowers or the Bank may by notice to the other require that the Borrowers and the Bank negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrowers and their Subsidiaries shall be the same as if such change had not been made. No delay by the Borrowers or the Bank in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

11

SECTION 2. The Credit Facilities.

Section 2.1 Term Loan Commitment. Subject to the terms and conditions hereof, Bank agrees to make a loan (the “Term Loan”) in U.S. Dollars to Borrowers in the amount of the Term Loan Commitment. The Term Loan shall be advanced in a single Borrowing on the Closing Date, at which time the Term Loan Commitment shall expire. The Term Loan shall bear interest as set forth in Section 2.6. No amount repaid or prepaid on the Term Loan may be borrowed again.

Section 2.2 Revolving Credit Commitment. Subject to the terms and conditions hereof, Bank agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to Borrowers from time to time on a revolving basis up to the amount of the Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans at any time outstanding shall not exceed the Revolving Credit Commitment in effect at such time. The Revolving Loan shall bear interest as set forth in Section 2.6. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3 [Reserved].

Section 2.4 Applicable Interest Rates.

(a) Revolving Credit Loans. So long as no Event of Default has occurred and is continuing, each Revolving Credit Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Revolving Credit Loan is made until it becomes due, at a rate per annum equal to the Revolving Credit Adjusted LIBOR Rate. So long as any Event of Default has occurred and is continuing, each Revolving Credit Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Revolving Loan is made until it becomes due, at a rate per annum equal to Three Percent (3%) over and above the Revolving Credit Adjusted LIBOR Rate. Such interest shall be payable monthly in arrears on the last day of each month commencing on the first such date after such Revolving Loan is made, and at the maturity of the Revolving Note (whether by reason of acceleration or otherwise). From and after the maturity of the Revolving Note, whether by reason of acceleration or otherwise, each Revolving Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to Three Percent (3%) over and above the Revolving Credit Adjusted LIBOR Rate.

12

(b) Term Loans. So long as no Event of Default has occurred and is continuing, the Term Loan shall bear interest on the outstanding principal amount thereof for each day until paid at a rate per annum equal to the Term Loan Adjusted LIBOR Rate. So long as any Event of Default has occurred and is continuing, the Term Loan shall bear interest on the outstanding principal amount thereof for each day until paid at a rate per annum equal to Three Percent (3%) over and above the Term Loan Adjusted LIBOR Rate. Such interest shall be payable monthly in arrears on the 29th day of each month commencing March 29, 2014, and at the maturity of the Term Note (whether by reason of acceleration or otherwise). From and after the maturity of the Term Note, whether by reason of acceleration or otherwise, the Term Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to Three Percent (3%) over and above the Term Loan Adjusted LIBOR Rate.

(c) Rate Determinations. Bank shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5 Minimum Borrowing Amounts. Each Borrowing of a Revolving Loan shall be in an amount not less than $25,000.00.

Section 2.6 Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a) Notice to Bank. Borrowers shall give notice to Bank by no later than 10:00 a.m.: (i) at least two (2) Business Days before the date on which Borrowers request Bank to advance a Borrowing of Revolving Loans. The Loans included in each Borrowing shall bear interest as provided for under Section 2.4. Borrower shall give all such notices requesting an advance of a Borrowing to Bank by telephone, telecopy, or other telecommunication device acceptable to Bank (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), in a form acceptable to Bank. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing. Each Borrower agrees that Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any person Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Bank has acted in reliance thereon.

(b) [Reserved].

Section 2.7 Maturity of Loans.

(a) Scheduled Payments of Term Loans. Principal payments on the Term Loans shall be due and payable in consecutive monthly installments as follows: equal consecutive monthly installments in the amount of $41,451.92 each, due and payable on the 29th day of each month, commencing with the calendar month ending March 29, 2014, it being agreed that a final payment comprised of all principal and interest then outstanding on the Term Loans shall be due and payable on July 1, 2016, the final maturity thereof.

13

(b) Revolving Loans. Each Revolving Loan, both for principal and interest then outstanding, shall mature and be due and payable by Borrowers on the Revolving Credit Termination Date.

Section 2.8 Prepayments.

(a) Optional Prepayments. Borrowers may prepay in whole or in part (but, if in part, then, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding) any Borrowing at any time upon notice delivered by Borrowers to Bank no later than 10:00 a.m. on the date of prepayment (or, in any case, such shorter period of time then agreed to by Bank), such prepayment, in each case, to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due Bank under Section 3.3.

(b) Mandatory Prepayments.

(i) If Borrowers or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then such Borrower shall promptly notify Bank of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by such Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by such Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, such Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Default or Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of such Borrower not exceeding $25,000.00 in the aggregate so long as no Default or Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Default or Event of Default then exists, if such Borrower states in its notice of such event that such Borrower or the relevant Subsidiary intends to reinvest, within 90 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, then such Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets with such 90 day period. Promptly after the end of such 90 day period, such Borrower shall notify Bank whether such Borrower or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, such Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Credit; If Bank so requests, all proceeds of such Disposition or Event of Loss shall be deposited with Bank (or its agent) and held by it in the Collateral Account to be disbursed to or at Borrowers’ direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

14

(ii) If after the Closing Date any Borrower or any Subsidiary shall issue new equity securities (whether common or preferred stock or otherwise), other than equity securities issued in connection with the exercise of employee stock options, such Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of such Borrower or such Subsidiary in respect thereof. Promptly upon receipt by any Borrower or such Subsidiary of Net Cash Proceeds of such issuance, such Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Credit. Each Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.(5) (Maintenance of Subsidiaries) or Section 8.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii) If after the Closing Date any Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 7.1(a)-(i), such Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance to be received by or for the account of such Borrower or such Subsidiary in respect thereof. Promptly upon receipt by any Borrower or such Subsidiary of Net Cash Proceeds of such issuance, such Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Credit. Each Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.1 or any other terms of the Loan Documents.

(iv) Borrowers shall, on each date the Revolving Credit Commitment is reduced pursuant to Section 2.13, prepay the Revolving Loans by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans outstanding to the amount to which the Revolving Credit Commitment has been so reduced.

(v) If at any time the sum of the unpaid principal balance of the Revolving Loans then outstanding shall be in excess of the Revolving Credit Commitment, Borrower shall immediately and without notice or demand pay over the amount of the excess to Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until paid.

(vi) Unless Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Term Loans until payment in full thereof with any balance applied to Revolving Credit Loans. Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans, accrued interest thereon to the date of prepayment together with any amounts due Bank under Section 3.3.

15

(c) Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity.

Section 2.9 Default Rate. Notwithstanding anything to the contrary contained herein, if any Loan or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of Bank upon notice to any Borrower during the existence of any other Event of Default, Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans, and letter of credit fees at a rate per annum equal to:

(a) for any Revolving Credit Loan, the sum of 3.0% plus the Revolving Credit Adjusted LIBOR Rate, from time to time in effect;

(b) for any Term Loan, the sum of 3.0% plus the Term Loan Adjusted LIBOR Rate, from time to time in effect, from time to time in effect;

(c) for any Reimbursement Obligation, the sum of 3.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation; and

(d) for any Letter of Credit, the sum of 3.0% plus the letter of credit fee due under Section 2.11 with respect to such Letter of Credit.

Section 2.10 Evidence of Indebtedness.

(a) Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers hereunder, including the amounts of principal and interest payable and paid to Bank from time to time hereunder.

(b) The entries maintained in the account(s) maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Bank to maintain such account(s) or any error therein shall not in any manner affect the obligation of any Borrower to repay the Obligations in accordance with their terms.

(c) Bank may request that the Loans be evidenced by a promissory note or notes in the forms of Exhibit A-1 (in the case of its Term Loan and referred to herein as a “Term Note”), or Exhibit A-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), as applicable (the Term Notes and Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, Borrowers shall prepare, execute and deliver to Bank a Note payable to Bank or its registered assigns in the amount of the relevant Term Loan or Revolving Credit Commitment, as applicable.

16

Section 2.11 [Reserved]

Section 2.12 Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as Bank may specify) no later than 1:00 p.m. on the date any such payment is due and payable. Payments received by Bank after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Bank). All payments shall be applied (i) first, towards payment of interest and fees then due hereunder and under the other Loan Documents, and (ii) second, towards payment of principal. Unless Borrowers otherwise direct, principal payments shall be applied first to the Term Loan until payment in full thereof, with any balance applied to Revolving Loan. Each Borrower hereby irrevocably authorizes Bank to (a) charge from time to time any of each Borrower’s deposit accounts with Bank and/or (b) make Revolving Loans from time to time hereunder (and any such Revolving Loan may be made by Bank hereunder without regard to the provisions of Section 4 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, a Reimbursement Obligation or otherwise); provided that Bank shall not be under any obligation to charge any such deposit account or make any such Revolving Loan under this Section, and Bank shall incur no liability to any Borrower or any other Person for its failure to do so.

Section 2.13 [Reserved].

SECTION 3. CHANGE IN CIRCUMSTANCES.

Section 3.1 Withholding Taxes. Except as otherwise required by law, each payment by any Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which any Borrower is domiciled, any jurisdiction from which any Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, such Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Bank would have received had such withholding not been made. If Bank pays any amount in respect of any such taxes, penalties or interest, Borrowers shall reimburse Bank for that payment on demand in the currency in which such payment was made. If any Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to Bank on or before the thirtieth day after payment.

17

Section 3.2 Documentary Taxes. Each Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 3.3 [Reserved].

Section 3.4 Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law or regulation or in the interpretation thereof makes it unlawful for Bank to make or continue to maintain any Loans or to perform its obligations as contemplated hereby, Bank shall promptly give notice thereof to Borrowers and Bank’s obligations to make or maintain such Loans under this Agreement shall be suspended until it is no longer unlawful for Bank to make or maintain such Loans. Borrowers shall prepay on demand the outstanding principal amount of any such affected Loans, together with all interest accrued thereon and all other amounts then due and payable to Bank under this Agreement.

Section 3.5 [Reserved].

Section 3.6 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, any Change in Law:

(i) shall subject Bank (or its lending branch) to any tax, duty or other charge with respect to its Loans, its Notes, its Letter(s) of Credit or its obligation to make Loans or issue a Letter of Credit, or shall change the basis of taxation of payments to Bank (or its lending branch) of the principal of or interest on its Loans or Letter(s) of Credit, or any other amounts due under this Agreement or any other Loan Document in respect of its Loans or Letter(s) of Credit or its obligation to make Loans, or issue a Letter of Credit (except for changes in the rate of tax on the overall net income of Bank (or its lending branch) imposed by the jurisdiction in which Bank’s principal executive office or lending branch is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Bank (or its lending branch) or shall impose on Bank (or its lending branch) or on the interbank market any other condition affecting its Loans, its Notes, its Letter(s) of Credit or its obligation to make Loans, or to issue a Letter of Credit;

18

and the result of any of the foregoing is to increase the cost to Bank (or its lending branch) of making or maintaining any Loan or issuing or maintaining a Letter of Credit, or to reduce the amount of any sum received or receivable by Bank (or its lending branch) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by Bank to be material, then, within 15 days after demand by Bank, Borrowers shall be obligated to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction.

(b) If, after the date hereof, Bank shall have determined that any Change in Law has had the effect of reducing the rate of return on Banks or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Bank or such corporation could have achieved but for such Change in Law (taking into consideration Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

(c) A certificate of Bank claiming compensation under this Section 3.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

Section 3.7 Lending Offices. Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect.

Section 3.8 Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit.

SECTION 4. CONDITIONS PRECEDENT.

Section 4.1 Initial Credit Event. The obligation of Bank to participate in any initial Credit Event hereunder is subject to satisfaction or waiver by Bank of the following conditions precedent:

(a) Bank shall have received each of the following, in each case (i) duly executed by all applicable parties, (ii) dated a date satisfactory to Bank and (iii) in form and substance satisfactory to Bank:

i. this Agreement duly executed by each Borrower [and its Subsidiaries] and Bank;

19

ii. if requested by Bank, duly executed Notes of each Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10;

iii. the Mortgage and Security Agreements and each of the other Collateral Documents required by Bank, together with (i) UCC financing statements to be filed against each Borrower, as debtor, in favor of Bank, as secured party, (ii) patent, trademark, and copyright collateral agreements to the extent requested by Bank, and (iii) deposit account, securities account, and commodity account control agreements to the extent requested by Bank;

iv. evidence of all insurance required to be maintained under the Loan Documents;

v. copies of each Borrower’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

vi. copies of resolutions of each Borrower’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

vii. copies of the certificates of good standing for each Borrower (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

viii. a list of each Borrower’s Authorized Representatives;

ix. a mortgagee’s title insurance policy (or a prepaid binding commitment therefor) in form and substance acceptable to Bank from a title insurance company acceptable to Bank in the aggregate amount of $6,100,000.00 insuring the Lien of the Mortgages to be valid first priority Liens subject to no defects or objections which are unacceptable to Bank, together with such endorsements as Bank may require;

x. a survey prepared by a licensed surveyor on each parcel of real property subject to the Lien of the Mortgages, which survey shall also state whether or not any portion of the real property is in a federally designated flood hazard area;

xi. a report of an independent firm of environmental engineers acceptable to Bank concerning the environmental hazards and matters with respect to the parcels of real property subject to the Lien of the Mortgages, together with a reliance letter thereon acceptable to Bank;

20

xii. an appraisal report prepared for Bank by a state certified appraiser selected by Bank, which appraisal report describes the fair market value of the property subject to the Lien of the Mortgages and otherwise meets the requirements of applicable law for appraisals prepared for federally insured depository institutions;

xiii. such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of each Borrower and their Subsidiaries, and the lack of material contingent liabilities of each Borrower and their Subsidiaries;

xiv. financing statement, tax, and judgment lien search results against the Property of each Borrower evidencing the absence of Liens on its Property except as permitted by Section 7.2;

xv. pay off and lien release letters from secured creditors of each Borrower setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of any Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to Bank UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of such Borrower;

xvi. evidence reasonably satisfactory to Bank that all indebtedness to creditors referenced in the preceding paragraph has been (or concurrently with the initial Borrowing will be) paid in full, and that all agreements and instruments governing indebtedness and that all Liens securing such indebtedness have been (or concurrently with the initial Borrowing will be) terminated.

xvii. a fully executed Internal Revenue Service Form W-9 for each Borrower; and

xviii. such other agreements, instruments, documents, certificates, and opinions as Bank may reasonably request.

(b) Bank shall have received the initial fees called for by Section 2.11, together with all other fees, costs and expenses required to be paid by Borrowers before closing; and

(c) the capital and organizational structure of Borrowers and their Subsidiaries shall be satisfactory to Bank.

Section 4.2 All Credit Events. The obligation of Bank to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct as of such earlier date;

21

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing, Bank shall have received the notice required by Section 2.6;

(d) after giving effect to such Credit Event, the sum of the aggregate principal amount of Revolving Loans at any time outstanding shall not exceed the Revolving Credit Commitment in effect at such time; and

(e) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to Bank (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by each Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e) of this Section; provided that Bank may continue to make advances under the Revolving Credit, in the sole discretion of Bank, notwithstanding the failure of any Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to Bank as follows:

Section 5.1 Organization and Qualification. Such Borrower is (a) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so would not have a Material Adverse Effect.

Section 5.2 Subsidiaries. Each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so would not have a Material Adverse Effect. Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by each Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by each Borrower or another Subsidiary are owned, beneficially and of record, by such Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of Bank pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

22

Section 5.3 Authority and Validity of Obligations. Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to Bank the Liens described in the Collateral Documents executed by such Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, to grant to Bank the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by each Borrower and their Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of such Borrower and their Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by each Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of any Borrower or any Subsidiary, (b) conflict with, contravene or constitute a default under any material indenture or agreement of or affecting any Borrower or any Subsidiary or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of any Borrower or any Subsidiary other than the Liens granted in favor of Bank pursuant to the Collateral Documents.

Section 5.4 Use of Proceeds; Margin Stock. Borrowers shall use the proceeds of the Term Loans to refinance their existing Term Loan with Bank and repay a portion of their existing Revolving Credit with Bank relating to the purchase of the Lunasin license agreement; and Borrowers shall use the proceeds of the Revolving Credit for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither any Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of any Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

23

Section 5.5 Financial Reports. The consolidated balance sheet of Borrowers and their Subsidiaries as at December 31, 2012, and the related consolidated statements of income, retained earnings and cash flows of Borrowers and their Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young, independent public accountants, and the unaudited interim consolidated balance sheet of Borrowers and their Subsidiaries as at September 30, 2013, and the related consolidated statements of income and cash flows of Borrowers and their Subsidiaries for the 9 months then ended, heretofore furnished to Bank, fairly present the consolidated financial condition of Borrowers and their Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither any Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.5.

Section 5.6 No Material Adverse Change. Since September 30, 2013, there has been no change in the condition (financial or otherwise) or business prospects of any Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.7 Full Disclosure. The statements and information furnished to Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading, Bank acknowledging that as to any projections furnished to Bank, each Borrower only represents that the same were prepared on the basis of information and estimates such Borrower believed to be reasonable.

Section 5.8 Trademarks, Franchises, and Licenses. Each Borrower and such Borrower’s Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 5.9 Governmental Authority and Licensing. Each Borrower and such Borrower’s Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of any Borrower, threatened.

24

Section 5.10 Good Title. Each Borrower and such Borrower’s Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrowers and their Subsidiaries furnished to Bank (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.

Section 5.11 Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of any Borrower threatened, against any Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect except as set forth on Schedule 5.11 attached hereto.

Section 5.12 Taxes. All tax returns required to be filed by each Borrower and each Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon each Borrower and each Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided and except as set forth on Schedule 5.12 attached hereto. No Borrower knows of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts except as set forth on Schedule 5.12 attached hereto. Adequate provisions in accordance with GAAP for taxes on the books of each Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 5.13 Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by each Borrower and each Subsidiary of each Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.14 Affiliate Transactions. Neither any Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly Owned Subsidiaries) on terms and conditions which are less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.15 Investment Company. Neither any Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16 ERISA. Each Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither any Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

25

Section 5.17 Compliance with Laws.

(a) Each Borrower and such Borrower’s Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such noncompliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the representations and warranties set forth in Section 5.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, each Borrower represents and warrants that: (i) such Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) such Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) such Borrower and its Subsidiaries have not, and such Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of each Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any: (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) such Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) such Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) such Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving any Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against any Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and such Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

Section 5.18 OFAC. (a) Each Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of each Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) each Borrower has provided to Bank all information regarding such Borrower and such Borrower’s Affiliates and Subsidiaries necessary for Bank to comply with all applicable OFAC Sanctions Programs, and (d) to the best of each Borrower’s knowledge, neither any Borrower nor any of such Borrower’s Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

26

Section 5.19 Other Agreements. Neither any Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.20 Solvency. Each Borrower and such Borrower’s Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.21 No Default. No Default or Event of Default has occurred and is continuing.

Section 5.22 No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and each Borrower hereby agrees to indemnify Bank against, and agree that they will hold Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

SECTION 6. AFFIRMATIVE COVENANTS.

Each Borrower agrees that, so long as any credit is available to or in use by any Borrower hereunder:

Section 6.1 Maintenance of Business. Each Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence. Each Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 6.2 Maintenance of Properties. Each Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

27

Section 6.3 Taxes and Assessments. Each Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 6.4 Insurance. Each Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties, but in no event at any time in an amount less than the replacement value of the Collateral. Each Borrower shall also maintain, and shall cause each Subsidiary to maintain, insurance with respect to the business of such Borrower and its Subsidiaries, covering commercial general liability, statutory worker’s compensation and occupational disease, statutory structural work act liability, and business interruption and such other risks with good and responsible insurance companies, in such amounts and on such terms as Bank shall reasonably request, but in any event as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Each Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. All such policies of insurance shall contain satisfactory lender's loss payable endorsements, naming Bank as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Bank. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days' prior written notice to Bank in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Bank shall not be impaired or invalidated by any act or neglect of any Borrower, any of such Borrower’s Subsidiaries, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrowers shall deliver to Bank (a) on the date of this Agreement, and at such other times as Bank shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by Bank, copies of all insurance policies of each Borrower and such Borrower’s Subsidiaries. Each Borrower also agrees to deliver to Bank, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. UNLESS BORROWERS PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, BANK MAY PURCHASE INSURANCE AT BORROWERS’ EXPENSE TO PROTECT BANK’S INTEREST IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWERS’ INTERESTS. THE COVERAGE THAT BANK PURCHASES MAY NOT PAY ANY CLAIM THAT BORROWERS MAY MAKE OR ANY CLAIM THAT IS MADE AGAINST BORROWERS IN CONNECTION WITH THE COLLATERAL. BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY BANK, BUT ONLY AFTER PROVIDING EVIDENCE THAT BORROWERS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. IF BANK PURCHASES INSURANCE FOR THE COLLATERAL, BORROWERS WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES BANK MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO BORROWERS’ OBLIGATIONS. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWERS MAY BE ABLE TO OBTAIN ON THEIR OWN.

28

Section 6.5 Financial Reports. Each Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Bank and its duly authorized representatives such information respecting the business and financial condition of such Borrower and each Subsidiary as Bank may reasonably request; and without any request, shall furnish to Bank:

(a) as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of Borrowers, excluding the fiscal quarter ending on the last day of the fiscal year of Borrowers, a copy of the consolidated balance sheet of each Borrower and its Subsidiaries as of the last day of such period and the consolidated statements of income and cash flows of each Borrower and its Subsidiaries for the fiscal quarter then ended and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by each Borrower in accordance with GAAP and certified to by each Borrower’s chief financial officer or such other officer acceptable to Bank;

(b) as soon as available, and in any event within 120 days after the last day of each fiscal year of Borrowers, a copy of the consolidated balance sheet of Borrowers and their Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of Borrowers and their Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of an independent public accountant of recognized standing, selected by Borrowers and satisfactory to Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Borrowers and their Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

29

(d) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of such Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(e) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by such Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10 K, Form 10 Q and Form 8 K reports) filed by such Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f) promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of such Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to such Borrower or any Subsidiary, or its business;

(g) promptly after knowledge thereof shall have come to the attention of any responsible officer of such Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against such Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

(h) with each of the financial statements delivered pursuant to subsections (a) and (b) above, a written certificate in the form attached hereto as Exhibit B signed by the chief financial officer of such Borrower or another officer of such Borrower acceptable to Bank to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by such Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 7.12 (Financial Covenants).

Section 6.6 Inspection. Each Borrower shall, and shall cause each Subsidiary to, permit Bank and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision each Borrower hereby authorizes such accountants to discuss with Bank the finances and affairs of such Borrower and its Subsidiaries) at such reasonable times and intervals as Bank may designate.

30

Section 6.7 ERISA. Each Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Each Borrower shall, and shall cause each Subsidiary to, promptly notify Bank of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of such Borrower or any Subsidiary with respect to any post retirement Welfare Plan benefit.

Section 6.8 Compliance with Laws.

(a) Each Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non- compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) Without limiting the agreements set forth in Section 6.8(a) above, each Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify Bank in writing of and provide any reasonably requested documents upon learning of any of the following in connection with any Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting any Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to Bank any reasonably requested environmental record concerning the Premises which any Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

31

Section 6.9 Compliance with OFAC Sanctions Programs.

(a) Each Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to such Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b) Each Borrower shall provide Bank any information regarding such Borrower, its Affiliates, and its Subsidiaries necessary for Bank to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Borrower’s ability to provide information applicable to them.

(c) If any Borrower obtains actual knowledge or receives any written notice that any Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Borrower shall promptly (i) give written notice to Bank of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each Borrower hereby authorizes and consents to Bank taking any and all steps Bank deems necessary, in its sole discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 6.10 Formation of Subsidiaries. No Borrower shall, nor shall it permit any Subsidiary to, form or acquire any other Subsidiary, without the prior written consent of Bank and in such case Borrower shall timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary). Except for Foreign Subsidiaries existing on the Closing Date and identified on Schedule 5.2, No Borrower, nor any Subsidiary of such Borrower, other than Reliv’ World Corporation shall be permitted to form or acquire any Foreign Subsidiary, provided that, after written notice is provided to Bank in writing, a Borrower or Subsidiary of such Borrower may hold a minority interest in such Foreign Subsidiary formed or acquired by Reliv’ World Corporation, but only if such ownership is required pursuant to the laws governing such Foreign Subsidiary and only to the extent that such ownership is required.

Section 6.11 Use of Proceeds; Margin Stock. Each Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4. Neither any Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

32

Section 6.12 Collateral.

(a) [Reserved].

(b) Collateral. The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of each Borrower in all of their accounts, chattel paper, instruments, documents, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided that: (i) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by Bank, Liens on local petty cash and payroll accounts maintained by Borrower and the Subsidiaries in proximity to their operations need not be perfected provided that each Borrower’s accounts maintained and utilized at Bank as of the Closing Date shall continue to be maintained and utilized at Bank throughout the term of this Credit Agreement, (ii) until a Default or Event of Default has occurred and is continuing and thereafter until otherwise required by Bank, Liens on vehicles which are subject to a certificate of title law need not be perfected, and (iii) unless otherwise required by Bank during the existence of any Event of Default, Liens on the Voting Stock of a Foreign Subsidiary which, if granted, would cause a material adverse effect on Borrower’s federal income tax liability shall be limited to 66% of the total outstanding Voting Stock of such Foreign Subsidiary. Each Borrower acknowledges and agrees that the Liens on the Collateral shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to Bank.

(c) Liens on Real Property. The Obligations shall be secured by a valid and enforceable first priority lien on the Mortgaged Premises pursuant to the Mortgages. In the event that any Borrower or any Subsidiary owns or hereafter acquires any real property, such Borrower shall, or shall cause such Subsidiary to, execute and deliver to Bank a mortgage or deed of trust acceptable in form and substance to Bank for the purpose of granting to Bank (or a security trustee therefor) a Lien on such real property to secure the Obligations, shall pay all taxes, costs, and expenses incurred by Bank in recording such mortgage or deed of trust, and shall supply to Bank at such Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to Bank insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens expressly permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by Bank in connection therewith.

33

(d) Further Assurances. Each Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of Bank, execute and deliver such documents and do such acts and things as Bank may reasonably request in order to provide for or perfect or protect Bank’s Liens on the Collateral.

SECTION 7. NEGATIVE COVENANTS.

Section 7.1 Borrowings and Guaranties. No Borrower shall, nor shall any Borrower permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of each Borrower and its Subsidiaries owing to Bank under the Loan Documents and other indebtedness and obligations of such Persons owing to Bank;

(b) purchase money indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries in an amount not to exceed $100,000.00 in the aggregate at any one time outstanding;

(c) obligations of each Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) indebtedness from time to time owing by any Subsidiary to any Borrower in the ordinary course of business to finance working capital needs;

(f) indebtedness of SL Technology, Inc. arising pursuant to the Technology Licensing Agreement outstanding on the Closing Date, as reduced by permitted payments thereon;

(g) the obligations of Reliv’ International, Inc. arising out of that certain guaranty made pursuant to the Technology Licensing Agreement;

(h) obligations of each Borrower or any Subsidiary arising out of insurance premium finance agreements entered into with financial institutions in connection with bona fide insurance premium financing activities in the ordinary course of business;

(i) unsecured indebtedness of each Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $50,000.00 in the aggregate at any one time outstanding.

34

Section 7.2 Liens. No Borrower shall, nor shall any Borrower permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which any Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding; provided that the aggregate amount of such judgment liens and attachments and liabilities of any Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $25,000.00 at any one time outstanding;

(d) Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(b), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights of way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary; and

(g) Liens granted in favor of Bank pursuant to the Collateral Documents.

35

Section 7.3 Investments, Acquisitions, Loans and Advances. No Borrower shall, nor shall they permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) any Borrower’s investment existing on the date of this Agreement in its Subsidiaries or any Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g) intercompany advances made from time to time from any Borrower to any one or more Subsidiaries in the ordinary course of business to finance working capital needs;

(h) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $50,000.00 in the aggregate at any one time outstanding;

(i) Advances made to vendors under the terms of a purchase order or similar commitment made in the normal course of business; and

(j) That certain promissory note and mortgage on certain properties located in Wyoming and Idaho, purchased in March 2012 for an original purchase price of $2 million, secured by, among other things, the borrower’s Reliv distributorship business.

36

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.4 Mergers, Consolidations and Sales. No Borrower shall, nor shall they permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of such Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(c) the sale, transfer, lease or other disposition of Property of any Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for all Borrowers and their Subsidiaries with a net book value of not more than $100,000.00 during any fiscal year of Borrowers.

Section 7.5 Maintenance of Subsidiaries. No Borrower shall assign, sell or transfer, nor shall they permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to Bank pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, and (c) any transaction permitted by Section 7.4(c) above.

Section 7.6 Dividends and Certain Other Restricted Payments. So long as no Default or Event of Default has occurred and is continuing, Borrowers shall be permitted to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), and (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same. Other than inter-company management fees, no Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly pay any management fees (collectively referred to herein as “Restricted Payments”).

Section 7.7 Burdensome Contracts With Affiliates. No Borrower shall, nor shall such Borrower permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to such Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

37

Section 7.8 No Changes in Fiscal Year. The fiscal year of Borrowers and their Subsidiaries ends on December 31st of each year; and no Borrower shall, nor shall any Borrower permit any Subsidiary to, change its fiscal year from its present basis.

Section 7.9 Change in the Nature of Business. No Borrower shall, nor shall any Borrower permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of such Borrower or any such Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 7.10 No Restrictions. Except as provided herein, no Borrower shall, nor shall such Borrower permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Borrower or any such Subsidiary to: (a) pay dividends or make any other distribution on any such Subsidiary’s capital stock or other equity interests owned by such Borrower or any other Subsidiary, (b) pay any indebtedness owed to such Borrower or any other Subsidiary, (c) make loans or advances to such Borrower or any other Subsidiary, (d) transfer any of its Property to such Borrower or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to Bank as required by the Loan Documents.

Section 7.11 Subordinated Debt. No Borrower shall, nor shall such Borrower permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, Borrowers may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 7.12 Financial Covenants.

(a) Tangible Net Worth. Borrowers shall at all times maintain Net Worth of Borrowers and their Subsidiaries determined on a consolidated basis in an amount not less than (i) $11,000,000.00.

(b) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of Borrowers, Borrowers shall maintain a ratio of (i) EBITDA for the four fiscal quarters of Borrower then ended, plus non-cash contributions of treasury shares to such Borrower’s employee stock ownership plan, plus non-cash stock based compensation, less unfinanced Capital Expenditures of Borrowers and Subsidiaries for such period less dividends paid in cash by Borrowers during such period less distributions paid in cash during by Borrowers such period less federal, state and local income taxes paid by Borrowers during such period, to (ii) Fixed Charges for the same four fiscal quarters then ended of not less than 1.15 to 1.0.

38

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

Section 8.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of any Obligation payable by any Borrower hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of any Borrower owing to Bank;

(b) default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.5, 6.6, 6.11, or 7 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to any Borrower by Bank;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Bank pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by any Borrower or any Subsidiary, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Borrower or any Subsidiary, or against any of its Property (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

39

(h) any Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) any Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k);

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against any Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

(l) a default shall occur under the Technology Licensing Agreement, including, but not limited to, any default in the payment when due of all or any part of any Obligation of any Borrower thereunder.

Section 8.2 Non Bankruptcy Defaults. When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to any Borrower) has occurred and is continuing, Bank may, by written notice to any Borrower: (a) terminate the remaining Commitments and all other obligations of Bank hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that Borrowers immediately pay to Bank the full amount then available for drawing under each or any Letter of Credit, and each Borrower agrees to immediately make such payment and acknowledges and agrees that Bank would not have an adequate remedy at law for failure by any Borrower to honor any such demand and that Bank shall have the right to require each Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.

40

Section 8.3 Bankruptcy Defaults. When any Event of Default described in Section 8.1(j) or (k) with respect to any Borrower has occurred and is continuing, then all outstanding Loans together with all other amounts payable under the Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate, each Borrower acknowledging and agreeing that Bank would not have an adequate remedy at law for failure by any Borrower to honor any such demand and that Bank shall have the right to require each Borrower to specifically perform such undertaking.

Section 8.4 [Reserved].

SECTION 9. MISCELLANEOUS.

Section 9.1 No Waiver, Cumulative Remedies. No delay or failure on the part of Bank in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of Bank are cumulative to, and not exclusive of, any rights or remedies which Bank would otherwise have.

Section 9.2 Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable . In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 9.3 Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 9.4 Survival of Indemnity and Certain Other Provisions. All indemnity provisions and other provisions relative to reimbursement to Bank of amounts sufficient to protect the yield of Bank with respect to the Loans, including, but not limited to, Sections 3.3, 3.6, and 9.10, shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and the other Loan Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder. All such indemnity and other provisions shall be binding upon the successors and assigns of each Borrower and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.

41

Section 9.5 Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents shall be addressed:

to Borrowers: Reliv’, Inc. 136 Chesterfield Industrial Blvd. Chesterfield, Missouri 63006 Attention: Steven Albright Telephone: (636) 733-1305 Telecopy: (636) 489-4135	to Bank: BMO Harris Bank N.A. 13205 Manchester Road St. Louis, Missouri 63131 Attention: Kyle R. Rosborg Telephone: (314) 543-3378 Telecopy: (314) 543-3377

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.

Section 9.6 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 9.7 Successors and Assigns. This Agreement shall be binding upon each Borrower and each Borrower’s successors and assigns, and shall inure to the benefit of Bank and its successors and assigns, including any subsequent holder of any of the Obligations. No Borrower may assign any of its rights or obligations under any Loan Document without the written consent of Bank.

Section 9.8 Amendments, etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by each Borrower and Bank. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

42

Section 9.9 Headings. Article and Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 9.10 Costs and Expenses; Indemnification.

(a) Each Borrower agrees to pay all costs and expenses of Bank in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents, including the reasonable fees and disbursements of counsel to Bank, in connection with the preparation and execution of the Loan Documents and in connection with the transactions contemplated hereby or thereby, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by Bank in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. Each Borrower agrees to pay to Bank all costs and expenses incurred or paid by Bank, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Borrower or any Subsidiary as a debtor thereunder). Each Borrower further agrees to indemnify Bank, and any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. Each Borrower, upon demand by Bank at any time, shall reimburse Bank for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, no Borrower shall assert or cause any Subsidiary to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(b) Each Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by any Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with any Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee.

43

Section 9.11 Set off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Bank and each of its affiliates is hereby authorized by each Borrower at any time or from time to time, without notice to any Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by Bank or that affiliate, to or for the credit or the account of any Borrower, whether or not matured, against and on account of the Obligations of any Borrower to Bank under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 9.12 Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

This notice is provided pursuant to Section 432.047, R.S.Mo. As used herein, “creditor” means Bank, the “credit agreement” means this Credit Agreement, and “this writing” means the Credit Agreement, the Notes, the other Loan Documents, all guaranties executed by any other obligors, and any other agreement executed in connection herewith or therewith. ORAL OR UNEXECUTED AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

44

Section 9.13 Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of Missouri.

Section 9.14 Severability of Provisions. Any provision of any Loan Document that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 9.15 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither any Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Bank may have received hereunder shall, at the option of Bank, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any guarantor or endorser shall have any action against Bank for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until Bank have received the amount of interest which Bank would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period.

45

Section 9.16 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as any Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 9.17 Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MISSOURI SITTING IN ST. LOUIS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF MISSOURI, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

46

(a) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.18 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.19 USA Patriot Act. Bank hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow Bank to identify such Borrower in accordance with the Act.

Section 9.20 Confidentiality. Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower or any Subsidiary and its obligations, (g) with the prior written consent of Borrowers, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Bank or any of its Affiliates on a non-confidential basis from a source other than any Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, or (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder; provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from any Borrower or any of the Subsidiaries or from any other Person on behalf of any Borrower or any Subsidiary relating to such Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Bank on a non-confidential basis prior to disclosure by such Borrower or any of its Subsidiaries or from any other Person on behalf of such Borrower or any of the Subsidiaries; provided that, in the case of information received from any Borrower or any Subsidiary, or on behalf of any Borrower or any Subsidiary, after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[Signature Pages to Follow]

47

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrowers”

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

RELIV’, INC.

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

RELIV’ WORLD CORPORATION

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

SL TECHNOLOGY, INC.

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

“Bank”

BMO Harris Bank N.A.

By:
Name:
Title:

Signature Page to Credit Agreement

Exhibit A-1

Term Note

U.S. $3,481,961.16	St. Louis, Missouri
February 28, 2014

For Value Received, the undersigned, Reliv’ International, Inc., a Delaware corporation, Reliv’, Inc., an Illinois corporation, Reliv’ World corporation, an Illinois corporation, and SL Technologies, Inc., a Missouri corporation (each a “Borrower” and collectively, “Borrowers”), hereby promises to pay to BMO Harris Bank N.A. (“Bank”) at the principal office of Bank in Chicago, Illinois (or such other location as Bank may designate to Borrower), in immediately available funds, the principal sum of Three Million Five Hundred Fifty Thousand Six Hundred Ninety-Nine and 11/100 Dollars ($3,550,699.11) or, if less, the aggregate unpaid principal amount of all Term Loans made or maintained by Bank to Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.7(a) of the Credit Agreement, commencing on March 29, 2014, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is the Term Note referred to in the Credit Agreement dated as of February 28, 2014, among Borrowers and Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Missouri.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

RELIV’, INC.

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

RELIV’ WORLD CORPORATION

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

SL TECHNOLOGY, INC.

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

2

Exhibit A-2

Revolving Note

U.S. $5,000,000.00	St. Louis, Missouri
February 28, 2014

For Value Received, the undersigned, Reliv’ International, Inc., a Delaware corporation, Reliv’, Inc., an Illinois corporation, Reliv’ World corporation, an Illinois corporation, and SL Technologies, Inc., a Missouri corporation (each a “Borrower” and collectively, “Borrowers”) (“Borrower”), hereby promises to pay to BMO Harris Bank N.A. (“Bank”) at the principal office of Bank in Chicago, Illinois (or such other location as Bank may designate to Borrower), in immediately available funds, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of February 28, 2014, among Borrower and Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Missouri.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

RELIV’, INC.

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

RELIV’ WORLD CORPORATION

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

SL TECHNOLOGY, INC.

By:	/s/ Steven D. Albright
Name: Steven D. Albright
Title: Chief Financial Officer

2

Exhibit B

Reliv’ International, Inc.,

Reliv’, Inc.

Reliv’ World Corporation

Compliance Certificate

To: BMO Harris Bank N.A.

This Compliance Certificate is furnished to BMO Harris Bank N.A. (“Bank”) pursuant to that certain Credit Agreement dated as of February ___, 2014, by and among Reliv’ International, Inc., a Delaware corporation, Reliv’, Inc., an Illinois corporation, Reliv’ World corporation, an Illinois corporation, and SL Technologies, Inc., a Missouri corporation and Bank (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1. I am the duly elected _____________________________________ of each Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each Borrower and their Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. The financial statements required by Section 6.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

5. The Attachment hereto sets forth financial data and computations evidencing each Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which each Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, ___.

RELIV’ INTERNATIONAL, INC.

By:
Name:
Title:

RELIV’, INC.

By:
Name:
Title:

RELIV’ WORLD CORPORATION

By:
Name:
Title:

SL TECHNOLOGY, INC.

By:
Name:
Title:

2

Schedule I

to Compliance Certificate

Reliv’ International, Inc.,

Reliv’, Inc.

Reliv’ World Corporation

SL Technology, Inc.

Compliance Calculations

for Credit Agreement dated as of February ___, 2014

Calculations as of _____________, _______

A.	Tangible Net Worth (Section 7.12(b))
	1.	Net Worth for such period	$___________
	2.	Goodwill for such period	$___________
	3.	Intangibles for such period	$___________
	4.	Tangible Net Worth (Line A1 less the sum of line A2 and A3)
$___________
	2.	Line A4 shall not be less than	$___________
	3.	Borrowers are in compliance (circle yes or no)	yes/no

B.	Fixed Charge Coverage Ratio (Section 7.12(c))
	1.	Net Income for past 4 quarters	$___________
	2.	Interest Expense for past 4 quarters	$___________
	3.	Income taxes for past 4 quarters	$___________
	4.	Depreciation and Amortization Expense for past 4 quarters	$___________
	5.	Sum of lines B1, B2, B3, and B4 (“EBITDA”)	$___________
	6.	Non-cash contributions of treasury shares to ESOP	$___________
	7.	Non-cash stock based compensation	$___________
	8.	Sum of lines B6 and B7	$___________
	9	Unfinanced Capital Expenditures for the past 4 quarters	$___________
	10	Dividends paid in cash for the past 4 quarters	$___________
	11	Distributions paid in cash for the past 4 quarters	$___________
	12	Cash taxes paid for the past 4 quarters	$___________
	13.	Sum of lines B9, B10, B11 and B12	$___________
	14.	Line B5 plus line B8 less Line B13 (Adjusted EBITDA)	$___________
	15.	Principal payments for past 4 quarters	$___________
	16.	Interest Expense for past 4 quarters	$___________
	17.	Technology Licensing Agreement payments for past 4 quarters
$___________
	18.	Sum of Lines B15, B16 and B17	$___________
	19.	Ratio of Line B14 to Line B18	____:1.0
	20.	Line B19 ratio must not be less than	1.15:1.0
	21.	Borrowers are in compliance (circle yes or no)	yes/no

Schedule 5.2

Subsidiaries

Name	Jurisdiction of Organization	Percentage Ownership	Owner
Nutrition 2000, Inc.	Delaware	100%	Reliv International, Inc.
Reliv, Inc.	Illinois	100%	Reliv International, Inc.
Reliv World Corporation	Illinois	100%	Reliv International.Inc.
SL Technology, Inc.	Missouri	100%	Reliv International, Inc.
Reliv Europe, Inc.	Illinois	100%	Reliv International, Inc.
Reliv Australia, Pty	Australia	100%	Reliv World Corp.
Reliv New Zealand, Ltd.	New Zealand	100%	Reliv World Corp.
Reliv Now de Mexico, S.de R.L. de C.V.	Mexico	100%	Reliv World Corp.
Reliv Philippines, Inc.	Philippines	100%	Reliv World Corp.
Reliv Canada Company	Canada	100%	Reliv World Corp.
Reliv International Sdn Bhd.	Malaysia	100%	Reliv World Corp
Reliv Singapore Pte Ltd.	Singapore	100%	Reliv World Corp
Reliv Europe Limited	United Kingdom	100%	Reliv World Corp
Reliv Sdn. Bhd.	Brunei	100%	Reliv World Corp
PT Reliv Indonesia	Indonesia	100%	Reliv World Corp.

Schedule 5.11

Litigation and Other Controversies

1.	One of the Company’s foreign subsidiaries, Reliv Philippines, Inc., is presently under local country audit for alleged deficiencies (totaling approximately $800,000 plus interest at 20% per annum) in value-added tax (VAT) and withholding tax for the years 2004 through 2006. Reliv International, Inc., in consultation with its legal counsel, believes that there are strong legal grounds that it should not be liable to pay the majority of the alleged tax deficiencies. As of December 31, 2010, management estimated and reserved approximately $185,000 for resolution of this matter and recorded this amount within Selling, General, and Administrative expense in the 2010 Consolidated Statement of Income. In 2011, Reliv International, Inc. has made good faith deposits to the local tax authority under the tax agency’s administrative judicial resolution process. As of December 31, 2012, management’s estimated reserve (net of deposits) for this matter is approximately $70,000.

Schedule 5.11

Taxes

1.	One of the Company’s foreign subsidiaries, Reliv Philippines, Inc.,, is presently under local country audit for alleged deficiencies (totaling approximately $800,000 plus interest at 20% per annum) in value-added tax (VAT) and withholding tax for the years 2004 through 2006. Reliv International, Inc., in consultation with its legal counsel, believes that there are strong legal grounds that it should not be liable to pay the majority of the alleged tax deficiencies. As of December 31, 2010, management estimated and reserved approximately $185,000 for resolution of this matter and recorded this amount within Selling, General, and Administrative expense in the 2010 Consolidated Statement of Income. In 2011, Reliv International, Inc. has made good faith deposits to the local tax authority under the tax agency’s administrative judicial resolution process. As of December 31, 2012, management’s estimated reserve (net of deposits) for this matter is approximately $70,000.